                                                                EXHIBIT (j)


                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 91 to the Registration Statement on Form N-1A (File No.
33-44964) of our report dated May 10, 2002, relating to the financial statements and financial highlights which appear in the March 31, 2002 Annual Report to the Shareholders of 1st Source Monogram Income Equity Fund, 1st Source Monogram Diversified Equity Fund, 1st Source Monogram Special Equity Fund and 1st Source Monogram Income Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to our Firm under the captions "Financial Highlights", "Independent Accountants" and "Financial Statements" in such Registration Statement.


PricewaterhouseCoopers LLP
Columbus, Ohio
July 31, 2002